Exhibit 99.3

MODIFICATION OF LIQUIDATION PROCEDURES

This Modification of Liquidation Procedures (this “Modification”) is dated as of August 6, 2007, and entered into by and between Potomac Electric Power Company (“Pepco”) and Mirant Corporation (“New Mirant”).

This Modification is made with reference to that certain Settlement Agreement and Release (the “Agreement”) dated as of May 30, 2006, by and among (i) Pepco; Conectiv Energy Supply, Inc.; Pepco Energy Services, Inc.; Pepco Gas Services, Inc.; Pepco Holdings, Inc.; and Potomac Capital Investment Corporation and (ii) Mirant Corporation; Mirant Power Purchase, LLC, f/k/a Mirant Oregon, LLC; MC 2005, LLC, f/k/a Mirant Corporation; Mirant Mid-Atlantic, LLC; Mirant Potomac River, LLC; Mirant Chalk Point, LLC; Mirant Piney Point, LLC; Mirant MD Ash Management, LLC;  Mirant Energy Trading, LLC; Mirant Services, LLC; and the MC Plan Trust (as defined in Schedule 1 to the Agreement).  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Section 2(b)(ii) of the Agreement provides for the liquidation of the Pepco Shares on the terms set forth therein;

WHEREAS, Section 2(b)(iii) of the Agreement provides that Pepco and New Mirant may modify the procedures for the liquidation of the Pepco Shares by written agreement;

WHEREAS, Pepco and New Mirant desire to modify the procedures for the liquidation of the Pepco Shares to reduce the maximum number of Pepco Shares to be delivered in the First Distribution and to allow for the distribution of less than 13,500,000 Pepco Shares;

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Pepco and New Mirant hereby agree as follows:

1.             Notwithstanding Section 2(b)(ii) of the Agreement, the Pepco Shares shall be liquidated as follows:

Liquidation of the Pepco Shares. The Pepco Shares will be delivered by New Mirant to Pepco in either one or two distributions depending on the aggregate number of Pepco Shares. New Mirant will make an initial distribution of the Pepco Shares to Pepco in an amount equal to the lesser of (i) the number of shares of common stock of New Mirant determined by New Mirant to be reasonably likely to minimize any Shortfall Payment or Excess Payment (as notified by New Mirant to Pepco as provided below) and (ii) 12,790,000 shares of common stock of New Mirant (such initial distribution, the “First Distribution”).  If the aggregate number of Pepco Shares reasonably likely to minimize any Shortfall Payment or Excess Payment (as notified by New Mirant to Pepco as provided below) exceeds 12,790,000, then the remaining shares in excess of the First Distribution will be delivered by New Mirant to Pepco as a second distribution (the “Second

Distribution”) after the liquidation of the First Distribution. The intent of the parties in capping the amount of the First Distribution at 12,790,000 shares is to have the number of shares included in the First Distribution not equal or exceed five percent of the number of shares of common stock of New Mirant outstanding, which as of June 30, 2007, totaled slightly more than 255,900,000 million shares. If on the Effective Date the number of shares of common stock of New Mirant outstanding has decreased or increased by more than 100,000 shares, then the amount of 12,790,000 shares shall be adjusted wherever it appears in this paragraph to the amount that is just less than five percent of the number of shares of New Mirant common stock then outstanding rounded downward to the nearest 10,000 shares. Pepco shall negotiate with at least four reputable banks, two of which will be banks identified by New Mirant, to develop a form of agreement for the liquidation of the Pepco Shares (the “Liquidation Agreement”) that is acceptable to Pepco and at least two of the banks, at least one of which is a bank identified by New Mirant, and Pepco shall use commercially reasonable efforts to promptly provide New Mirant with drafts of any proposed or suggested Liquidation Agreement as such drafts are exchanged during the course of negotiations between Pepco and a proposed counterparty bank.  No later than three  (3) business days following the Effective Date, Pepco shall provide Mirant a form of Liquidation Agreement acceptable to Pepco and at least two of the banks, at least one of which is a bank identified by New Mirant. The Liquidation Agreement shall provide for the Pepco Shares to be sold by Pepco to the counterparty bank or banks as a block trade of the Pepco Shares, with the objective of maximizing the net proceeds received by Pepco from the liquidation of the Pepco Shares.  The Liquidation Agreement shall further provide that the up to 12,790,000 shares that comprise the First Distribution shall be transferred from Pepco to the counterparty bank or banks on or before a specified settlement date set forth in the executed Liquidation Agreement and that the shares comprising the Second Distribution, if any, shall be sold from Pepco to a counterparty bank or banks as a forward sale with delivery to occur upon Pepco’s receipt of the Second Distribution from New Mirant.  The first Monday after the third (3rd) business day following the Effective Date, New Mirant shall (1) notify Pepco of the aggregate number of the Pepco Shares to be distributed to Pepco with such number of shares to be determined by New Mirant so as to be reasonably likely to minimize any Shortfall Payment or Excess Payment and, if such aggregate number exceeds 12,790,000, the number of shares to be distributed in the Second Distribution and (2) instruct its transfer agent to cause Pepco to receive the First Distribution as soon as reasonably possible thereafter.  As soon as reasonably possible after receiving the First Distribution, Pepco shall obtain competitive bids from the banks that found the form of Liquidation Agreement acceptable, select the bank or banks with whom it will enter into the Liquidation Agreement on the basis of the competitive bids, enter into the Liquidation Agreement and liquidate the First Distribution pursuant to the Liquidation Agreement.  If there is to be a Second Distribution, then, within one business day after Pepco informs New Mirant in writing that Pepco has liquidated the First Distribution, New Mirant shall instruct its transfer agent to cause Pepco to receive the Second Distribution as soon as reasonably possible thereafter, which Second Distribution Pepco shall also liquidate pursuant to the Liquidation Agreement.  Prior to Pepco’s receipt from Mirant of and after Pepco’s liquidation of any Pepco Shares, Pepco shall not directly or indirectly exercise or control the exercise of any voting or other shareholder rights with respect to such Pepco Shares, and, upon Pepco’s transfer of the Pepco Shares comprising the First Distribution and any Second Distribution to the bank or banks pursuant to the Liquidation Agreement, Pepco shall not hold or control any shares of common stock of New Mirant.

2.             Except as expressly provided herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Pepco and New Mirant have caused this Modification to be signed by their respective duly authorized officers or representatives as of the date set forth above.

POTOMAC ELECTRIC POWER COMPANY

By	/s/ Kirk J. Emge
Name:	Kirk J. Emge
Title:	General Counsel

MIRANT CORPORATION

By	/s/ Hugh Davenport
Name:	Hugh Davenport
Title:	Senior Vice President and
Deputy General Counsel